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                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]

                                 March 21, 1996

Pyxis Corporation
9380 Carroll Park Drive
San Diego, California 92121

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Cardinal Health, Inc., an Ohio corporation ("Cardinal"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its common stock, without par value ("Cardinal Common Stock"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 7, 1996 among Cardinal, Aztec Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal, and Pyxis Corporation, a Delaware corporation, which Merger Agreement is described therein and filed as an annex to the Registration Statement, we hereby confirm that the discussion set forth under the captions "Summary -- Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences" in the Registration Statement describes the material federal income tax considerations relevant to the Pyxis shareholders receiving Cardinal Common Stock pursuant to the Merger Agreement.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ PILLSBURY MADISON & SUTRO LLP